TO THE BOARD OF DIRECTORS
C-COR ELECTRONICS, INC. AND SUBSIDIARIES:


                              ACCOUNTANTS' CONSENT

We consent to incorporation by reference in this registration statement on Form S-8 of C-COR Electronics, Inc. and Subsidiaries of our report dated
August 4, 1995, relating to the consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 30, 1995 and June 24, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995, and all related schedules, which reports are included in or incorporated by reference in the June 30, 1995 annual report on Form 10-K of C-COR Electronics, Inc. and Subsidiaries.



                                                     /s/ KPMG Peat Marwick, LLP


State College, Pennsylvania
April 12, 1996
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